EXHIBIT 5.1

August 19, 2004

Toreador Resources Corporation
4809 Cole Avenue, Suite 108
Dallas, TX 75205

Re: Registration Statement on Form S-3

Dear Sirs:

        We have acted as counsel for Toreador Resources Corporation, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 under the Securities Act of 1933, as amended (“Registration Statement”), with respect to up to 2,924,033 shares of its common stock, par value $0.15625 per share (the “Shares”). Of the Shares being registered, 1,564,071 of such Shares are currently issued and outstanding and were issued to certain stockholders of Madison Oil Company pursuant to the Agreement and Plan of Merger (“Merger Agreement”) dated as of October 3, 2001, by and among the Company, MOC Acquisition Corporation and Madison Oil Company. The additional Shares are authorized and unissued and consist of 319,962 reserved for issuance upon conversion of the Second Amended and Restated Convertible Debenture dated as of March 31, 2004 between Madison Oil Company, the Company and PHD Partners, LP (the “Convertible Debenture”); 1,000,000 reserved for issuance upon conversion of 160,000 shares of Series A-1 Convertible Preferred Stock (the “Preferred Stock”); and 40,000 reserved for issuance upon exercise of warrants (the “Warrants”) dated July 22, 2004 in favor of the holders of the Warrants.

        We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon a copy of the Merger Agreement, the Convertible Debenture, the Certificate of Designation of the Preferred Stock dated October 30, 2002, the Warrants and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of all documents submitted to us as copies and that any minutes and records of the corporate proceedings of the Company that are not signed accurately reflect the minutes and records of such specific corporate proceedings. As to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation, the Bylaws, certain minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy. Finally, we have assumed that all formalities required by the Certificate of Incorporation, Bylaws and the General Corporation Law of the State of Delaware will be complied with when the 319,962 Shares are issued upon conversion of the Convertible Debenture, the 1,000,000 Shares are issued upon conversion of the Preferred Stock and the 40,000 Shares are issued upon exercise of the Warrants.

        Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	The 1,564,071 Shares issued pursuant to the Merger Agreement that are being registered pursuant to the Registration Statement were duly authorized for issuance when issued.

2.	The 319,962 Shares to be issued upon the conversion of the Convertible Debenture that are being registered pursuant to the Registration Statement have been duly authorized for issuance by the Board of Directors of the Company upon conversion of the Convertible Debenture in accordance with the terms of the Convertible Debenture.

3.	The 1,000,000 Shares to be issued upon conversion of the Preferred Stock that are being registered pursuant to the Registration Statement have been duly authorized for issuance by the Board of Directors of the Company upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation of the Preferred Stock.

4.	The 40,000 Shares to be issued upon exercise of the Warrants that are being registered pursuant to the Registration Statement have been duly authorized for issuance by the Board of Directors of the Company upon exercise of the Warrants in accordance with the terms of the Warrants.

5.	The 1,564,071 Shares referenced above issued pursuant to the Merger Agreement are validly issued, fully paid and non-assessable.

6.	The 319,962 Shares referenced above to be issued upon conversion of the Convertible Debenture, when issued upon conversion of the Convertible Debenture in accordance with the terms of the Convertible Debenture, will be validly issued, fully paid and non-assessable.

7.	The 1,000,000 Shares referenced above to be issued upon conversion of the Preferred Stock, when issued upon conversion of the Preferred Stock in accordance with terms of the Certificate of Designation of the Preferred Stock, will be validly issued, fully paid and non-assessable.

8.	The 40,000 Shares referenced above to be issued upon exercise of the Warrants, when issued upon the exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

        The opinions expressed above are specifically limited to the General Corporation Laws, as amended, of the State of Delaware, and the federal laws of the United States of America. General Corporation Laws shall for this purpose be deemed to include all applicable provisions of the Delaware General Corporation Law as currently in effect, the terms of the Delaware Constitution and all judicial decisions of the Court of Chancery of the State of Delaware.

        This opinion (i) is rendered in connection with the filing of the Registration Statement, (ii) is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of obligation to advise you of any change or any new developments that might affect any matters or opinions set forth herein, and (iii) is limited to the matters stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm’s name therein.

Very Truly Yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP